PAUL L. MARTIN, P.E.
REGISTERED MINING ENGINEER
Nevada #010607
606 S. Osprey Dr.
Post Falls, ID 83854
Phone (208) 777- 8992

February 9, 2009

Mr. Richard R. Walters
President and Director
Goldrich Mining Company
3412 Lincoln Drive
Spokane, Washington 99203 USA

Subject: Update of Mineralized Material Estimate and Data Analysis for Little Squaw Creek

Dear Mr. Walters:

Per your request, I am updating my letter dated December 12, 2008, to briefly describe my work with the Mineralized Material Estimate and the Data Analysis (Geostatistical Analysis) of Goldrich Mining Company's Little Squaw Creek Alluvial Gold Deposit located in the Chandalar Mining District located north of Fairbanks, Alaska.

Mineralized Material Estimate:

The exploration drill hole data base used for the Mineralized Material Estimate and Data Analysis is based on the reverse circulation (RVC) drilling results from the 2006 and 2007 alluvial drilling programs managed by Cathedral Rock Enterprises, LLC and Metallogeny, Inc. both under contract to Goldrich Mining Company. I have reviewed the drilling and sampling methods used for the drilling programs and find the methods and assay results to be reliable, based on my previous experience in Alaska as the Chief Mine Engineer and Mine Superintendent of the Valdez Creek Mining Company, the largest surface alluvial gold mine in North America at the time. I believe that the RVC drilling and gold sampling methods used at the Little Squaw Alluvial Deposit are consistent with the successful and proven alluvial exploration drilling and sampling methods utilized at Valdez Creek.

The Little Squaw Creek alluvial deposit is estimated to contain 10.5 million bank cubic yards (bcy) of "in place" Mineralized Material having an average grade of 0.0246 ounces of gold per bcy. The total amount of Un-mineralized Material that would need to be removed to expose and access the Mineralized Material is about 9.3 million bcy; making the overburden to mineralized material strip ratio of 0.89 to 1.00. The overburden volume and configuration is based on an average pit highwall angle of 45 degrees, which would be subject to further geotechnical evaluation. The volume estimates were prepared by using the Vertical Cross-Sectional Method as described in the Society of Mining Engineering Handbook, Volume 1, pages 350 to 353 and in the Open Pit Mine Planning and Design, Volume 1 Fundamentals, pages 176 to 196. Vertical Section estimates illustrate well the deposit geology (lithology) and drill hole assay data and are easily depicted, understood and checked (and can be done using drafting software such

as AutoCAD). A Vertical Section was prepared for each exploration drill hole fence line, measuring the area of the Mineralized Material on Section for each drill hole and projecting (one-half the distance to the adjacent Section) the weighted drill hole assay data and volume. From the Vertical Sections, the projected high-wall limit was plotted onto a Plan View Map (a Horizontal Section) and the preliminary Mineralized Material mining limits were determined (toe and crest). In addition, a Longitudinal Section of the deposit showing the average Mineralized Material and Un-mineralized Overburden thickness for each drill hole fence line. The Longitudinal Section illustrates the continuity of thickness for the Mineralized Material and Un-mineralized Overburden Material for the alluvial gold deposit (along the strike of the deposit).

Geostatistical Data Analysis:

A detailed data analysis of the Little Squaw Creek Alluvial Deposit database was performed using Gamma Design Software called GS+, which is a geostatistical analysis program that allows you to measure and illustrate spatial relationships in geo-referenced data. The analysis included basic statistics, semi variograms, multi variate evaluation of grade, thickness and grade time thickness distributions to verify the lithologic continuity of grade and thickness for the Little Squaw Creek Alluvial Deposit within the surface mine plan limits. The Semi Variograms indicated a continuity of data up to 250 feet on both sides of the Sections.

A total of 93 reverse circulation (RVC) drill holes, 7,034 total feet of pay gravel and 1,407 five (5) foot composited samples were utilized in the data analysis. Gold fineness used is 870. The drill holes in the database are holes that fall within the alluvial deposit pit limits, including holes located in the 45-degree pit high-wall. The grade data is de-clustered by using the weighted average grade for the total drill hole Mineralized Material and the average Mineralized Material thickness for each drill hole. The average thickness of Mineralized Material per hole (for all holes) is 82 feet and overburden is 50 feet. The mean grade for the total drill hole database (average of all drill hole grades per section within the mining limits) totaled 0.0262 fine gold ounces per bank cubic yard (bcy), which compares within 6 percent to the total estimated resource grade for this report of 0.0246 ounces fine gold per bcy within the same mining limit.

Recommendations:

Recommended continuing drilling program with in-fill drilling between fence lines to fill in gaps in data and to complete fence lines that have not been drilled out to the projected mining limits. Proceed with a Pre-Feasibiity economic evaluation of the deposit after in-fill drilling program is completed and included in the Mineralized Material estimates.

Dated this day, February 9, 2009
Paul L. Martin, P.E.
Professional Mining Engineer


PROFESSIONAL ENGINEER-STATE OF NEVADA
PAUL L.
MARTIN
MINING
No. 10607

2-9-09